May 30, 2017

Mutual Fund & Variable Insurance Trust

36 N. New York Ave.

Huntington, NY 11743

Re:       Mutual Fund & Variable Insurance Trust File No. 333-213741

Gentlemen:

We consent to the filing of our tax opinion as an exhibit to the Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission with post-effective amendment 1 to the N-14 and consent to all references to us in the filing.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP